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                                  EXHIBIT 99.3

IXC                                                           NEWS RELEASE

                        IXC COMMUNICATIONS ANNOUNCES NEW
                  VP OF CONSTRUCTION & FACILITIES ENGINEERING


AUSTIN, Texas - September 29, 1997 - IXC Communications, Inc. (NASDAQ: IIXC) today announced that Mike Jones, a 20-year veteran of the telecommunications industry, has joined the company as Vice President of Construction and Facilities Engineering.

Jones joins IXC Communications from Diamondback International, Inc., a Texas provider of cost-effective professional services for the telecommunications industry. Jones was Vice President of Network Business Development, responsible for the management and development of new business contacts and executive consulting for major corporations, including Nortel, LCI, US West, Brooks, Citizens and IXC Communications. Previously, Jones was Senior Manager of Contracts Management and Route Development at MCI Communications from 1993 to 1996, where he negotiated major right-of-way agreements, closing nine contracts totaling more than 5,000 miles of new network for MCI.

"Mike's strong experience in project management and business negotiations will be an asset to IXC," said Mike Vent, Executive Vice President of Network Operations & Engineering at IXC. "IXC's rapid network expansion across the nation requires the necessary expertise to build capacity successfully, and Mike brings that experience to IXC."

Austin, Texas-based IXC Communications, Inc. is one of the United States' largest suppliers of digital transmission and long distance services. The Company owns and operates one of the voice, data and multimedia transmission services. The Company owns and operates one of the newest nationwide digital networks and makes network capacity available to local telephone companies, national and regional long-distance carriers, cable and utility companies, and Internet Service Providers. IXC offerings include private line, broadband, and switched and dedicated inbound and outbound calling products, and calling card and debit card services. IXC is a publicly traded company listed on NASDAQ under the symbol IIXC. IXC's Web site is located at www.ixc-comm.net.


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Investor Contact                        Media Contact
----------------                        -------------
James F. Guthrie                        Meri Braziel
Executive Vice President                Senor Vice President of Marketing
Chief Financial Officer                 (512) 433-3535
(512) 427-3731                          mbraziel@ixc-comm.net
jguthrie@ixc-comm.net



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